Exhibit 21.1

LIST OF SUBSIDIARIES OF ONEBEACON INSURANCE GROUP, LTD.
as of December 31, 2013

Subsidiary	Jurisdiction of Incorporation
A. W. G. Dewar, Inc.	Massachusetts
Atlantic Specialty Insurance Company	New York
EBI Claims Services, LLC	Delaware
The Employers’ Fire Insurance Company	Massachusetts
Homeland Insurance Company of Delaware	Delaware
Homeland Insurance Company of New York	New York
Houston General Insurance Exchange	Texas
Houston General Insurance Management Company	Texas
Mill Shares Holdings (Bermuda) Ltd.	Bermuda
National Marine Underwriters, Inc.	Maryland
OBI America Insurance Company	Pennsylvania
OBI National Insurance Company	Pennsylvania
OneBeacon America Insurance Company	Massachusetts
OneBeacon Entertainment, LLC	Delaware
OneBeacon Holdings (Gibraltar) Limited	Gibraltar
OneBeacon Holdings (Luxembourg) S.à r.l.	Luxembourg
OneBeacon Insurance Company	Pennsylvania
OneBeacon Insurance Group LLC	Delaware
OneBeacon Investments (Luxembourg) S.à r.l.	Luxembourg
OneBeacon Professional Insurance, Inc.	Delaware
OneBeacon Risk Management, Inc.	Delaware
OneBeacon Select Insurance Company	Pennsylvania
OneBeacon Services, LLC	Delaware
OneBeacon Specialty Insurance Company	Pennsylvania
OneBeacon Sports and Leisure, LLC	Delaware
OneBeacon U.S. Enterprises Holdings, Inc.	Delaware
OneBeacon U.S. Financial Services, Inc.	Delaware
OneBeacon U.S. Holdings, Inc.	Delaware
Potomac Insurance Company	Pennsylvania
Public Entities of America, LLC	Florida
Split Rock Insurance, Ltd.	Bermuda
WM Belvaux (Luxembourg) S.à r.l.	Luxembourg
WM Findel (Luxembourg) S.à r.l.	Luxembourg
WM Kehlen (Luxembourg) S.à r.l.	Luxembourg
WM Queensway (Gibraltar) Limited	Gibraltar